UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/20/2008

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2008, the Compensation Committee (the "Compensation Committee") of the Board of Directors of News Corporation (the "Company") approved the Amended and Restated Employment Agreement, dated as of November 20, 2008, between News America Incorporated, a subsidiary of the Company, and Roger Ailes (the "Agreement"). The term of the Agreement is from November 20, 2008 to June 30, 2013. Under the terms of the Agreement, Mr. Ailes will serve as Chairman and Chief Executive Officer of Fox News Channel (the "News Channel") and Fox Business Channel (the "Business Channel"), Chairman of Fox Television Stations ("FTS") and Twentieth Television ("TT") and Editor-in-Chief of Fox News.com.

Pursuant to the terms of the Agreement, Mr. Ailes will receive a base salary at an annual rate of $5,000,000. Mr. Ailes is entitled to receive a minimum annual bonus of $1,000,000 for the fiscal years ending June 30, 2009 and June 30, 2010 and $1,250,000 for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2010. Mr. Ailes is also eligible to receive annual performance-based bonuses based on the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the News Channel (the "News Channel Bonus"). The bonus payable for the fiscal year ending June 30, 2009 ranges from $0 to $5.5 million, with the high end of the range increasing each year up to $10 million for the fiscal year ending June 30, 2013. These bonus payable amounts are based on the EBITDA targets approved by the Compensation Committee.

In addition, the terms of the Agreement provides that Mr. Ailes is entitled to receive shares of the Company's Class A Common Stock ("Bonus Stock") upon the occurrence of each of the following events: (i) 250,000 shares when the EBITDA of the Business Channel is equal or greater than breakeven and (ii) 350,000 shares when the EBITDA of the Business Channel is equal to or greater than $100,000,000.

Pursuant to the terms of the Agreement, Mr. Ailes is entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company. In addition, Mr. Ailes is entitled to participate in, and the Company will pay for, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that is applicable to the highest level of senior executives of the Company during his lifetime. Upon Mr. Ailes' death, Mr. Ailes' surviving spouse and eligible dependents will continue to be provided with Company health and welfare benefits under the same terms and conditions as are applicable to the highest level of senior executives of the Company.

The Agreement provides Mr. Ailes with the use of an automobile and driver, use of the Company jet or charter jet for business travel and security services for Mr. Ailes and his family.

If Mr. Ailes' employment is terminated by reason of his death, his estate or beneficiaries will be entitled to: (i) his base salary through the date of death; (ii) the full minimum annual bonus for the fiscal year in which his death occurs and one-half of the minimum annual bonus for the next fiscal year; (iii) exercise any stock options, including any unvested stock options which are to immediately vest as of the date of death, for a period of twelve months following the date of death; (iv) payment of any unvested restricted stock units ("RSUs") and Bonus Stock; and (v) any other or additional benefits in accordance with applicable plans or programs of the Company.

If Mr. Ailes' employment is terminated by reason of his disability (as defined in the Agreement), he will be entitled to: (i) his base salary through the one year anniversary of the date of termination; (ii) the full minimum annual bonus for the fiscal year in which termination occurs and one-half of minimum annual bonus for the next fiscal year; (iii) the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of termination, for a period of twelve months following the date of termination; (iv) payment of any unvested RSUs and Bonus Stock; (v) continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination in accordance with the terms of such plans; and (vi) any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes' employment is terminated for cause (as defined in the Agreement), Mr. Ailes will be entitled to receive his full base salary through the date of termination and any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes resigns for good reason (as defined in the Agreement) or if Mr. Ailes' employment is terminated other than for death, disability or cause, Mr. Ailes will be entitled to: (i) his base salary plus the applicable minimum annual bonus for the period from the date of termination to the end of the original term of the Agreement; (ii) a payment equal to one-half of each of the high end target News Channel Bonus payments for the period from the date of termination to the end of the original term of the Agreement,; (iii) the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of termination, for a period of twelve months following the date of termination; (iv) payment of any unvested RSUs and Bonus Stock and other payments in accordance with the terms of the plans of the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: November 26, 2008	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel